Exhibit 99.1

SenesTech, Inc.
Fiscal Year 2017 Financial Results Conference Call
Thursday, March 29, 2018, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Loretta Mayer - Chair, Chief Executive Officer and Co-Founder

Tom Chesterman - Chief Financial Officer

Brandy Pyzyna - Vice President, Scientific Operations

Elissa Calloway - Vice President of Manufacturing

Paul Palz - Vice President Corporate Controller

Tracy Hayes - Vice President Human Relations

Tracy Eames - Vice President of Marketing

Joe Malinowski - Vice President of Sales

Bill Baker - Vice President, Finance

Robert Blum - Lytham Partners

PRESENTATION

Operator

Good day, everyone, and welcome to the SenesTech Reports Fiscal Year 2017 Financial Results Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad, and to withdraw your question, please press star then two. And please note that today’s event is being recorded.

And I would now like to turn the conference over to Robert Blum with Lytham Partners. Please go ahead.

Robert Blum

Thank you, William, and thank all of you for joining us today to discuss SenesTech’s financial results for the period ended December 31st, 2017 and corporate update conference call. With us on the call representing the company today are Dr. Loretta P. Mayer, Chair, Chief Executive Officer and Co-founder of SenesTech, Tom Chesterman, Chief Financial Officer, Brandy Pyzyna, Vice President, Scientific Operations, Elissa Calloway, Vice President of Manufacturing, Paul Palz, Vice President Corporate Controller, Tracy Hayes, Vice President Human Relations, Tracy Eames, Vice President of Marketing, Joe Malinowski, Vice President of Sales and Bill Baker, Vice President, Finance.

At the conclusion of today’s prepared remarks, we will open the call for a question and answer session. Before we begin with prepared remarks, we will submit for the record the following statements. Statements made by the management team of SenesTech during the course of this conference call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended and such forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements describe future expectations, plans, results or strategies and are generally preceded by words such as may, future, plan or planned, will or should, expected, anticipates, drafts, eventually or projected. Listeners are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or result to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission.

All forward-looking statements contained during this conference call speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The company does not undertake any obligation to publicly update any forward-looking statements whether as a result of receipt of new information, the occurrence of future events or otherwise.

As a new feature to today’s call, in addition to being able to ask questions during the live presentation, you can also submit questions through the webcast portal. We will take as many questions as time will permit.

SenesTech, Inc.

Thursday, March 29, 2018, 5:00 PM Eastern

With that said, let me turn the call over to Dr. Loretta Mayer, Chair, Chief Executive Officer and Co-Founder, SenesTech. Loretta…

Loretta Mayer

Thank you, Robert and good afternoon to all of you on the phone. We really do appreciate your taking the time to join us today. Before we talk about the metrics at the end of 2017, and where we are this first quarter, I want to step back and provide a little bit of background color for a longer term perspective.

From our founding until January 2017, SenesTech was a research and development company. Our business model at that time was one they call a revolving door or that’s where you utilize licensing and royalty model. With our commercialization partner in 2014, we were following along that business model.

When the EPA approved ContraPest in August of 2016, our responsibility to further develop ContraPest in the US by our current model was complete and we were on two other products, but that did not turn out to be true. However, it has been a chance of a lifetime because ContraPest is not a plug and play product. It’s not another rodenticide, and our commercial partner was not prepared to move forward with commercializing ContraPest in January of 2017. We actually received our EPA registration two years in advance of their planning, and after long discussions, we mutually agreed to sever our partnership and begin the process of building a commercial company.

To build a commercial company, there are a lot of things that have to be accomplished before that big R, revenue happens. You’ve got to build the right team and, you are going to hear more about that. You have to develop a commercial level EPA inspected manufacturing facility. You’ve really got to develop the right marketing strategy including product definition, pricing, customer identification, and development of value proposition in all market segments.

We have to develop a distribution channel for fulfillment and most importantly, you have to develop reference customers. Customer in all segments who will become testimony also for your products. There is a lot to accomplish, but here at SenesTech that’s nothing new. We have a culture of all for one, pulling the cart together and working hard. Largely we’ve done just that. We compressed three years of a standard planning for marketing and launch into one year.

I’d like to talk about culture, and talk about a lot of the people here before we go to the accomplishments of 2017. Tom, you’ve been hearing a lot of the operations functions, could you take it from here?

Tom Chesterman

Certainly, Loretta, thank you. Much of the leadership team is known to investors. Loretta and Cheryl are co-founders, Kim Wolin, our Executive Vice President, myself and Bill Baker, our VP of Finance, you know us already. But let me introduce a few team members who have limited visibility to the investment community, but who are integral to our commercialization efforts.

VP Scientific Operations, Brandy Pyzyna, an obvious choice as we move from field trials to commercial support. One important point I’d like to make, Brandy knows more about how to deploy ContraPest and make it work than any other person on the planet. She and her team are leveraging this knowledge to ensure our customers have the highest quality technical support as they deploy ContraPest.

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Thursday, March 29, 2018, 5:00 PM Eastern

Our VP of Manufacturing, Elissa Calloway is also an obvious choice given her expertise in the scientific development and regulatory submission of this first product ContraPest. A big part of scaling up to commercial levels is working internally with our R&D team as well as working with external regulatory bodies to be sure we are delivering an exceptional product. We have absolutely the right person in this crucial role.

Our Vice President of Accounting, Paul Palz with extensive experience as a Corporate Controller in public companies and the pharmaceutical industry. Having Paul on the team is essential as we continue to fill the right processes and controls in place to ensure that we get from order to cash seamlessly.

The VP of Human Relation Tracy Hayes, an HR professional with expertise in developing the core building blocks of an exceptional team and retaining the unique culture that is SenesTech.

VP of Marketing, Tracy Eames with extensive experience with the marketing of innovative products, so much of what we need to do is within Tracy’s scope. I must say now we feel a little guilty that Tracy is able to spend so little time at her new home in Flagstaff as we have her on the road most of the time. But it is vital that we best understand the needs of our customers, and the dynamics of our market.

And our VP of Sales, Joe Malinowski with decades of selling and management experience in the pest control industry. It took us a while to find the perfect tip of the spear, but it was well worth the wait. Joe has a keen understanding of our industry and a strong track record of coaching and developing results oriented sales teams. We only just filled out his team when Joe joined us last month, and now we have a great team in place.

Now, this is typically where Loretta or I would wax eloquently about what the team has accomplished and what the plans for 2018 are, but first I thought it would be better to have the team tell you our investors directly a bit about themselves, their team and their goals.

Brandy Pyzyna

This is Brandy Pyzyna, Vice President of Scientific Operations. As Paul mentioned, my team was originally focused on conducting the field trials leading to the EPA approval of ContraPest. While we continued to conduct field trials for label extensions and other product improvements, we had expanded our scope to conclude training of our growing SenesTech sales teams, our distributors and our pest management professionals.

As part of that, we are establishing best practices for optimal incorporation of ContraPest into integrated pest management protocols, and are available to support pest management professionals as they deploy ContraPest. We are thrilled to be currently supporting commercial implementations in major urban transit settings and national retail chain and with our Pestmaster partners. Our team is constantly expanding and we are equipped to continue to support the growth of our customers.

Elissa Calloway

This is Elissa Calloway, the Vice President of Manufacturing. My team has now brought online two manufacturing lines. Our focus has been on creating operational excellence to enable our teams to rapidly scale, to meet demand and exceed customer expectation. [Indiscernible] Vital to this process is our ability to move actually between back size while also scaling up quality control procedures to ensure the highest quality end product. We are confident in our capability to not only meet the production demands for 2018 as forecasted, but also scale with growing sales volume. In order to maintain our highest quality standards, we need to move carefully through the scaling process with solid procedures and qualification as well as careful documentation and control procedures. This is our highest priority and our team is fully focused on success.

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Thursday, March 29, 2018, 5:00 PM Eastern

Paul Palz

Good afternoon, I am Paul Palz the Vice President, Corporate Controller. The accounting function is perhaps more familiar to investors than most company functions. Even prior to the IPO, my group was focused on developing and maintaining appropriate controls over the financial reporting requirement at SenesTech.

GAAP or generally accepted accounting principles and SOX 404 Sarbanes-Oxley are two key terms for our organization. In addition, however, we are responsible for developing controls and procedures surrounding those back-office functions, like audit and cash, procurement to pay, inventory control, et cetera. The entire company relies on these processes and procedures to operate efficiently and seamlessly. We are on it.

Tracy Hayes

I am Tracy Hayes, Vice President, Human Relations. I oversee and manage our human resources department with specific focus on recruitment and successful retention hence the relations title of our human capital. We focus on ensuring the right set of team members, using various metrics, such as Myers Sprag [ph] and True Caller to set our new employees our first success and provide increased value to our team leads with minimal ramp up in training time. Recruiting, training, culture and communications are human factors that can drive a growing company to success or failure.

Today, we’ve got a great team of 44 and expect to potentially grow to 50 within the year if the demand is there. [Indiscernible] we are committed to the right 50 with the skill, knowledge, drive and cultural fit needed to achieve our corporate goals, indeed we are on it.

Tracy Eames

This is Tracy Eames, the Vice President of Marketing. Many of you have heard me speak at last month about the marketing initiatives. Today we will build on a few of those points. For 2018, we have a few key areas of focus.

Our first priority is to build a strong brand and connect with our customers on how to share more about ContraPest, so they can support their integrated pest management protocols, while also learning how we can best support them as they fight their toughest rodent infestations. Including in this, we are continuing to develop our brand with its aligned suite of brand assets and collateral materials across both digital and print formats.

We are defining a stronger industry presence and awareness through participation in industry conferences and also continuing our commitments to education, through presentations at scientific and educational conferences.

At a brand level and we are leading from our core mission to define how we can continue to be strong global stewards through key corporate social responsibility initiatives. All of this being said, while we are focused on creating a tightly integrated cross-channel communication strategy; most importantly we are dedicated to engaging our customers and building in opportunities for feedback that help us learn and continue to exceed their expectations.

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Thursday, March 29, 2018, 5:00 PM Eastern

Along these lines, we began working with partners to complete third-party surveys of our newest positioning and messaging. This will help us understand how our ads are resonating with key stakeholders. Not only we are getting valuable feedback and creating a metrics baseline that will help us continuously improve. We are pleased that the initial verbatim feedback indicates an interest in learning more about ContraPest among our P&Cs and stakeholders involved in the surveys.

Joe Malinowski

Hello this is Joe Malinowski, Vice President of Sales. As Tom mentioned, the sales team is at the tip of the spear. We have to drive the top line simultaneously addressing in end-users needs for rat control and pest management professionals need to make a profit. We have six sales professionals; currently organized both regionally and by vertical customer segment and will probably add a seventh shortly.

Our approach greatly simplify this to work with pest management professionals to help them improve their integrated pest management programs by incorporating ContraPest and to use the tools that Brandy’s group and Tracy’s group developed. As the company said a while ago, 2017 is the trial year and 2018 is the buyer year. My team needs to bring that home; we are on it.

Tom Chesterman

Thank you, everyone. Let’s turn now to some metrics, first the summary of 2017, and then I’ll provide a glimpse of year-to-date progress and some thoughts about the full year expectation for 2018.

Our financial results were released earlier and we expect our 10-K will be filed tomorrow. These are our summary. Total product revenue for the year was $52,000 negligible as anticipated for our build-out year.

Total operating expenses for the year were $12.3 million or 8.6 million if you take our non-cash stock-based compensation. As we’ve disclosed previously, we use a non-GAAP financial measure which we call adjusted EBITDA as a measurement of operating performance. We have included the definition and reconciliation of this measure in our press release.

For the year, adjusted EBITDA loss was approximately $8.2 million or little less than $700,000 per month. While this operating cash burn might drift up a little bit during 2018, we should be able to hold it at $750,000 or less as revenues ramp up to lower overall cash burn.

Cash on hand and investments at the end of the year were $7.1 million, if revenues ramp-up as we expect and plan, this should be sufficient for the near future. Inventory on hand at the end of the year was $540,000 which represents a ramp-up to cover increasing demand.

In November of last year, we’ve raised the net of $5.2 million in the follow-on offering. With this offering our total shares outstanding are $16.4 million which does not include $5.6 million of warrants issued as part of that transaction with the strike price of $1.50 per share. More details on all of this will of course be in the 10-K, which as I said we expect to file tomorrow.

Now, before I talk about the first quarter so far, let me remind you as to the sales channel itself for ContraPest as a restricted use product. As it stands today, we with a very few exceptions sell to distributors who in turn sell to pest management professionals, who package ContraPest in some way and deploy it on the customer premises and grounds. To effectively sell, we need to create a full demand from customers generally which we do through marketing campaigns and we need to create a push demand to PMPs, Pest Management Professionals which we do through industry marketing, marketing and sales through the distributors and direct activities.

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Thursday, March 29, 2018, 5:00 PM Eastern

We are sometimes asked if there is leading indicator for recognized revenue hitting the books and there is. The best leading indicators are one, the number of distribution agreements we have and the size and scope of the distributors with which we have agreements. And two, the number of regional and national PMPs we are working with actively.

We do not have visibility by enlarge with the smaller PMPs as they tend to order and interact directly with the distributors. At present we have two distribution agreements with Univar and Target Specialty Solutions both of which were signed late in the fourth quarter. Univar and Target are two of the leading distributors, but they do not cover the whole market. We are seeking additional agreements and expect to close one or two more of them in the coming weeks.

In terms of regional and national PMPs, we are currently working with six PMPs, all of whom have finished whatever assessment they needed within the last few months and are now expanding their deployment of ContraPest. Leading the list is Pestmaster, a national PMP network with a strong government presence.

We also have two East Coast PMPs in the New York and New Jersey area. We have a major PMP in the Chicago metropolitan area, one in Texas and one in the Southwest. These PMPs have penetrated into a variety of customer types, housing units, hospitals, agriculture, commercial, et cetera. What all of these PMPs do is practice integrated pest management or IPM, this term may be unfamiliar to our investors so let me provide a definition.

IPM is an ecosystem based strategy that focuses on long term prevention of pests and their damage through a combination of techniques, such as biological control, habitat manipulation, modification of the cultural practices and other.

Poisons are used only after monitoring indicates they are needed according to established guidelines and treatments are made with the goal of removing only the target organism. Pest control materials are selected and applied that minimizes risk to the human health beneficial and non-target organisms in the environment.

Let me repeat that last sentence, pest control materials are selected and applied in a manner that minimizes risk to human health, beneficial and non-target organisms and the environment. What a perfect application for ContraPest as a central part of IPM.

Now, the feedback we get from PMPs that have added ContraPest to their IPM tool box is great. One notes that ContraPest is so effective that they have cut the time and materials, expense at one location by over 60%. Another notes the effectiveness has been demonstrated such that they will deploy in all of their high infestation accounts. And another, the immediate feedback based on the camera data was that after deployment, they had seen no juvenile rats.

A longer term treatment site saw a decrease in the rat population with ContraPest presence, but over a thousand-fold increase in rats in an area only baited with poison. At another long term study site consumption is high even in the presence of competing food sources and the population seems to be going down.

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Thursday, March 29, 2018, 5:00 PM Eastern

It’s too early to draw a scientific conclusion from this last, but my unscientific conclusions from all of the above is this: One, if a rat eats ContraPest, the rat does not reproduce. Two, rats eat ContraPest even in the presence of competing and tasty alternatives. And three, if the rats aren’t reproducing the population seems to decline. And this is just the beginning. The sales team has a focus list of prospects in PMPs that have made their first deployments and are candidates for expansion in near term. As Brandy mentioned, we are also having a number of direct sales efforts underway as municipal and government customers move from trial to commercial deployment.

The last couple of quarters have seen a doubling of customers in revenue and we continue to see an increase so far this year. We will not be providing any specific guidance for 2018 yet, but we will state that we expect to demonstrate commercial potential of ContraPest. In 2018, both in terms of revenue growth and a trajectory to profitability, we are on it.

Loretta Mayer

Thank you, Tom. It is really exciting to have a full team that’s on it. There was so much more to talk about on the strategic side. But I want drive home the point we are laser focused on sales, sales, sales. Before we move to your questions, let me leave you with a few thoughts.

As one of our analysts commented to me at an investment meeting, it’s not a matter of if, it’s a matter of when. Let me share just a few things that are in concert with that when being now. The numbers of cities that have banned poison deployment have increased dramatically. Continued efforts in the California Legislature to ban the use of lethal poisons state-wide have increased and they are narrowing the gap in the voting legislature.

Entire countries are focusing on becoming pest free. The one I am most familiar with is New Zealand. And they have made the commitment to be pest free by 2050. Bell Labs state of the industry report which indicates over a billion dollars in a US revenue stream and they predict 2% of that revenue stream will be utilized for fertility control products, the growing levels of resistance.

We are constantly bombarded by our European friends where poisons have been used longer than in the United States, that rodents are developing resistance to the active ingredients. With more poisons available, these rat infestations are increasing. I would like you think just a moment about some of the natural disasters we’ve witnessed during the hurricane season. And you need to know a couple of points that when the water rises, rats swim. They can swim up to 10 miles and when the power is shut off, foods spoil and that becomes a banquet for them.

There are health risks associated such as the rat lungworm disease in tropical areas and island ecology and the continuing headlines about war on rats. I want to remind you that this is the most successful mammalian species on earth, and why because they can adapt to almost anything we throw at them. And there is an increasing focus on corporate social responsibility for our environment, health, sanitation and ultimately food security.

I think as the hierarchy of needs for our customers and our PMPs continue to change. We want to lead the industry. In the integration of an IPM where we provide a strong complement to those IPM protocols or in some cases where it’s necessary, we can be that standalone non-lethal solution for some of our animal sanctuaries.

SenesTech, Inc.

Thursday, March 29, 2018, 5:00 PM Eastern

I want to thank you for taking this incredible ride with us. It is indeed a chance of a lifetime. William, let me turn this call back over to you for any questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press star then two. And at this time, we will pause momentarily to assemble our roster.

And our first questioner today will be Gerry Sweeney with Roth Capital. Please go ahead.

Company Representative

You are breaking up on us there, Gerry.

Gerry Sweeney

I apologize; I am not in the best location. Can you hear me okay right now?

Company Representative

Yes, we can.

Gerry Sweeney

I apologize. So well, first of all, good afternoon. Second of all, thanks for taking my call and question. So you know 2017 was really the year of you said trying and 2018 was the year of buying. Really, as we take a look back, 2017 and this is not necessarily your fault, but it’s really about developing a commercialization strategy and there was definitely some puts takes and a steep learning curve. I think heard Loretta talked about marketing, branding, distribution, agreements, value proposition, et cetera but do you feel that today everything is in place to drive sales and what is needed to break some of these sales lose and position you for the rest of the year.

Company Representative

Tom, do you want to take that one?

Tom Chesterman

Okay. Thank you. I think we have what we need as Loretta mentioned, there is a number of things you need. First, you need the right team. I think as you have heard from the team here, we have the right team. The team is in place. Joe and his team have now been built out. They are almost complete. There is one more territory we would like fill. You have to have good manufacturing set up. I think that Elissa has done a great job on that. You’ve got to have the right messaging, the right materials. Tracy is doing a great job on that and you’ve got to have the knowledge transfer as we move from the trials to the implementation and Brandy and her team have done a great job of that. I think we have got the right team and it’s moving ahead well. We are getting good engagement with the PMP community. As Tracy mentioned, we are getting good receptivity amongst the community, they are coming back and saying “oh, yes, we are interested in ContraPest, we want to learn more.” So those are the pieces that needed to be in place and they are in place.

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Thursday, March 29, 2018, 5:00 PM Eastern

Loretta Mayer

I also want to add to that and that is we are finding the PMPs who are closely aligned with our strategy and our marketing and our mission, and I think that’s something that is really key to moving our revenue forward.

Gerry Sweeney

On that front, do you need a well-known PMP to start actively using ContraPest and get some of the other PMPs involved as sort of first mover type of break? What’s needed to really start driving sales?

Loretta Mayer

Well, I think sales are driven from both directions. What we have experienced as we have begun most of the inbound calls that we have received which number in the hundreds are primarily driven by customers who have a need for a product that is non-lethal and so that clearly comes from a certain market base. I do think however that the balance comes from engaging with PMPs and the larger PMPs as well as the smaller PMPs have their own hoops to jump through so to speak. Tom, do you want to add to that.

Tom Chesterman

Yes, and I think as Loretta mentioned, and I would reinforce, it’s probably more important to get PMP partners that are more compatible with us at the philosophical level. They are the ones that are more eager for new solutions and new solutions that are more effective and fit in with their corporate culture. One, which we’ve mentioned by name, Pestmaster is certainly an example of that. If you look at their website, you will see that they are both fairly large and also well positioned from a strategy standpoint, from a philosophy standpoint.

And as we continue to rollout, we continue to find more and more PMPs who are looking for this missing piece of IPM and that’s really the key to moving forward.

Gerry Sweeney

Okay. I appreciate it. I will jump back in queue. Thank you very much.

Operator

And our next questioner today will be Kevin Ellich with Craig-Hallum. Please go ahead.

Kevin Ellich

Thanks for taking the questions. First off, could you may be talk about the opportunity in the agriculture applications? You guys talked about the EPA approval and the label change for ContraPest. When do you think we could actually see some revenue flow in there?

Loretta Mayer

I will take the EPA piece quickly and then I will pass it to Tom to fill that in, Kevin. The EPA label change was absolutely critical to go from within one foot of a building to one foot of a manmade structure and we did that for our protein production facilities that have feeding bunks that are clearly manmade structures. This is a new deployment strategy that we will be releasing into the Ag sector. Tom do you want to talk more specifically about the Ag sector? Or Joe?

Tom Chesterman

Yes, the agricultural sector is we think a very obvious fit from a value standpoint, but it is also one that is going to need to consider a lot of different economic factors, so the sales cycle is not immediate. We have engaged with them but we need to continue to engage with them as much as possible. Some of them have their own licenses for applications, but some of them work for PMPs, so we continue to have to also find PMPs who understand both that market and how ContraPest can work in that market.

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Thursday, March 29, 2018, 5:00 PM Eastern

So I would see revenues begin to come from that sector, pretty much coincident with the other sectors in the structural pest control area, but probably ahead of the municipal.

Kevin Ellich

Okay. That’s helpful. It looks like you have made some additions to the sales team and Joe talked about adding a seventh shortly. How should we think about those additional costs for the headcount?

Tom Chesterman

These were all planned additions and so they are all in. It also reflects our transition from a largely R&D organization to a commercial organization, so as I said before, I do not anticipate a significant pressure on the overall operating expense line.

Kevin Ellich

Okay. That’s helpful, Tom. And then thinking about the National Distribution agreements you signed in the second half of 2017, how does the pipeline look for other distribution agreements? Are we going to really just focus on those two first? Is there a pipeline for other distributors?

Tom Chesterman

Yes, as I mentioned, the Univar and Target are large ones. They are probably the largest in the area, but they don’t cover the whole country, and there are some segments that they don’t particularly cover well. So we are looking to expand that and we do have one to two that we expect to be signing within the coming weeks.

Kevin Ellich

Okay, great. That’s all I have for now. I’ll get back in queue. Thanks.

Tom Chesterman

Okay. Thank you.

Operator

And as a reminder, it is “*” then “1” if you would like to ask a question today.

Our next questioner will be Pete Enderlin with MAZ Partners. Please go ahead.

Peter Enderlin

Thank you. Good afternoon. Thanks for taking the questions. What can you tell us about the training cycle for PMPs? How long does it take them to get up to speed and to start actively considering deployment of CP?

Loretta Mayer

I think I’m going to ask Brandy Pyzyna to give you that one, Pete. Brandy?

Peter Enderlin

Okay.

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Thursday, March 29, 2018, 5:00 PM Eastern

Brandy Pyzyna

That’s a great question, Pete. Training of ContraPest is very quick. We do a training session with our PMP partners and talk about deployment. We talk about the best places to place ContraPest and then after that if the PMPs still need assistance my technical services team is there to help them and answer any questions.

Tom Chesterman

Joe, I think [multiple speakers] If we could also ask Joe if you could jump in a little bit and talk about how your discussions with PMPs are going. You are in a unique position, having been one.

Joe Malinowski

Yes, yes. Pete I think that’s a great question. The last several days I’ve been in Louisiana engaging pest control operators. Surprisingly, to Brandy’s point, once they have the basic understanding, concept of the product itself, though the positioning takes a little bit of education, overall, the lion’s share of PMPs really grasp the information, the concept and the strategy. More importantly, Pete, I think the features and benefits of what it means to them as far as securing their customers going forward and the benefit of improved profitability and productivity within their organization. So I think it’s a great question, Pete. But quite frankly, because it is somewhat of a restricted use product, the PMPs have to have a certain level of education, knowledge, certification and licensing, which allows them to get up to speed a little quicker.

Peter Enderlin

It strikes me that if an outsider with no real industry understanding can grasp the concept and they should be able to get on the board pretty quickly. So far that hasn’t really happened.

But I have another question that relates to what you referred to as integrated pest management approach. Positioning of ContraPest with the PMPs, in effect it seems to me that what you’ve done initially was tell them they were going about this the wrong way. You say, “Oh gosh, you use poison, that’s terrible” and you ask them to recant what they were doing. And now, if I’m understanding it correctly, you are taking a more collaborative, integrated approach. And in that, ContraPest is only one piece, but it’s certainly an important piece and it takes a little bit of time for them to make that adjustment in their thinking. Is that fair?

Joe Malinowski

Yes, and Pete and I’ll be more than happy to address that. I don’t know if Loretta or Tom want to chime in initially, but I’ll be more than happy to address that because I think that’s a great question. Loretta, Tom, do you want to address that initially and I’ll be happy to chime in?

Tom Chesterman

Yes.

Loretta Mayer

Sure. The initial development of ContraPest sprang from a need to capture and quell the rebound that we experienced from using lethal strategy. As we go forward and we collect more and more data, it becomes clear to us that there is a very dynamic flow of this integrated pest management system. What I mean by that is there are some locations where you have an infestation that is such if you don’t knock it down and manage it strictly with fertility control and is overwhelming in its initial size, it will work for a sustainable solution, but it takes a long time. And so in that particular setting, you can use and should use a lethal, reduce the population before you come in to stabilize it. And I think that all PMPs understand their customers. We understand the settings and we understand what ContraPest will do. So it is a real strong collaboration with our PMPs.

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Thursday, March 29, 2018, 5:00 PM Eastern

Peter Enderlin

That’s very helpful. Thanks. Very interesting.

Joe Malinowski

Yes, and I think additionally in the pest control industry, insect growth regulators have been there in the past. So they understand the concept of insect growth regulators abating technology in the termite arena and has been there. That is not an initial intervention that will take care of termites, but long-term will take care of termites. So the industry, the pendulum is beginning to swing towards integrated pest management. That has been talked about for 30 plus years but now is, I think, on the cusp of implementation and allows ContraPest to be in a great position in order to capture market share within the rodenticide market.

Peter Enderlin

Thank you. Can I ask just one more practical question?

Tom Chesterman

Sure.

Peter Enderlin

What can you say, or shed any light on, as far as the magnitude and the cadence of stocking orders by the distributors?

Tom Chesterman

Yes, I think it’s probably premature in that, when they place the order that becomes revenue and revenue is a reportable item. So I really don’t want to get ahead of Paul’s next 10Q in trying to talk about how that’s going. I will say that we do know and we do monitor the orders that are coming into the PMPs, so we do know that those calls were happening but in terms of what’s their stocking strategy is and what the shipping strategies are, I think it’s a little premature to be getting ahead of ourselves on that.

Peter Enderlin

Okay, and then, Loretta mentioned something about New Zealand. I think, she said that wanting to be pest free by 2050, did I hear that correctly?

Loretta Mayer

Yes, that’s correct.

Peter Enderlin

What does that actually mean? What kind of pest are we talking about?

Loretta Mayer

Well, New Zealand is a gorgeous island country that we have spent a long time working. In fact we have provided them with initial work in brushtail possum. They have a lot of pests. So these are pests that were introduced like the possum was introduced for the fur trade, rats climbed off a ship, and so what they want to do is they want to address all of their non-native pest species and eradicate them by the year 2050. And when you look at all of those species, the one that reproduces that fastest, that has a highest ability of remaining on their island, are rats. So that’s one of their main targets, but they are talking all pests. Rats, brushtail possum, the stoat, which was introduced, it is now outcompeting their flightless bird. The classical kiwi is on the endangered list. So that’s what I mean by that.

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Peter Enderlin

So does that mean that you would work directly with them and customize a program for the government of New Zealand, which would be self contained ecosystem basically?

Loretta Mayer

We can do that. There primary research group in New Zealand is called Landcare and we have worked with them on brushtail possum and rodents. They are extremely forward looking in their ecology, their strategies and their modeling. And we are definitely there for them and our colleagues will work with them, yes.

Peter Enderlin

Okay. Thank you very much.

Operator

And our next questioner will be Anthony Marchese, a private investor. Please go ahead.

Anthony Marchese

Yes, hi. Good afternoon. A couple of questions. One, you mentioned in earlier conversations that at some point you will get approval by California. The question I have is assuming that California comes in, how quickly do you think, it sounds like California could be by far your largest market. My first question is, how quickly, once you get approvals of California, do you think you will be able to penetrate that? In other words, are they able to try it out before approvals or if you can just take us through that process?

Loretta Mayer

I’m going to ask Elissa to give you an update. She speaks on a weekly basis with the regulators in California and then I’m going to ask Tracy to jump in on what our product launch strategy for California looks like. Elissa?

Elissa Calloway

Hi, Anthony. Yes, we have ongoing conversations with California. California is one of the strictest state regulations out of 50. So, we have come up against some additional questions they have asked and they are working with us to work through that registration. So we are hoping to move quickly through it and then once we have registration, which Tracy can answer to you how quickly we can move into that market.

Tracy Eames

Sure. So, it’s important to obviously note that we are operating there today, but we can prep behind the scenes. Working with Joe and his team, we are in commercial preparations in terms of a typical product launch strategy, identifying which customers we could reach out to, obviously updating all of our materials, extending our materials to that state. All of that in the works now, so that way our goal is, as soon as we have that, we would move immediately to be able to work with our partners there.

Anthony Marchese

Are they allowed to use the product; test it not use it? Are they allowed to test the product prior to approval?

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Loretta Mayer

There is a process by which they can do that. It’s an experimental use permit or they call it a research agreement. We have been advised by the state of California that getting an agreement such as that approved will take somewhere in the six month range. Their suggestion was to stand by and hold tight because we have cleared every department; we are now at our last one, which is chemistry. So, that’s the best I can tell you.

Anthony Marchese

Right, okay. And my other questions really relates to the balance sheet. Is the balance sheet a hindrance when it comes to sales? In other words…

Tom Chesterman

Yes, I think that’s a really good question. Yes, and no. I think that it’s not really an issue in terms of our existing strategy. If we had an infinite amount of cash and an infinite amount of time, could we come up with the strategy that would penetrate faster, maybe, we just haven’t considered that. But I would say that at this point, no I don’t really consider it a hindrance. The strategy is a good strategy, and I think we can move forward with the resources we have.

Anthony Marchese

Okay. And has the company at all considered replacing cash compensation, for example at the director level for the time being, with share compensation until sales begin, just to preserve cash? I think one of the reasons why the stock trades, today it was at a 52-week low, I think obviously people want to see sales, but at the same time I also get the sense that as you keep recording losses, people begin to get concerned that there would be further dilution as a result of the need to raise cash?

Loretta Mayer

Yes, we have made that option available to our Board of Directors and we have started with this last year moving into the opportunity for them to take stock in lieu of cash and some have selected that.

Tom Chesterman

I would also point out that, as we have pointed out, we have moved significantly to using equity for compensation. Last year, it was $3.5 million that we have done in stock based compensation. We continue to come up with programs that would fit the needs and desires of the employee base as well as the directors to do so.

Anthony Marchese

And my final, final question, you guys in the past had talked about, either on a limited used basis or otherwise, going into Europe. I think what one point you had mentioned potentially Paris, you said you were in the process of submitting a European application, I think, to a Danish company. Could you just tell us where that stands, if anywhere?

Loretta Mayer

Sure. Yes, we definitely have received tremendous pressure, primarily from France, to move our European application forward. And we have folks that we have spoken to, partners, who could move it forward. Again, as I said, our laser focus is on sales, sales, sales, here in the United States. And as such, we have not pursued vigorously a European registration. We are not, however, closed to the opportunity for a European partner who would be interested in doing that. So, about that…?

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Anthony Marchese

What prevents a European partner from moving forward with you? I would think that they would be the ones paying you for the opportunity, no?

Loretta Mayer

Yes, of course. That would be that licensing model. But what we are looking for is a European partner who has the ability to take this novel product through the European regulatory approval.

Tom Chesterman

I would also have to jump in and say that even if they were paying the complete freight all the way, which we would expect them to do, it still takes people off of the primary mission, which is to sell product in the US. I am looking around the table and trying to figure out if anybody here would let me live through the day if I said that we needed to spend the next three or four days working on a European application with our partner. I don’t think I would leave the room alive.

Loretta Mayer

That is correct Tom. I can say for sure.

Anthony Marches

Alright. Thank you, I appreciate the patience and the questions.

Loretta Mayer

You bet.

Tom Chesterman

Thanks.

Operator

And our next questioner today will be Steve DeVol with Sidona.biz. Please go ahead.

Steve DeVol

Hi, Loretta, how are you today?

Loretta Mayer

I am fine, Steve.

Steve DeVol

I traveled with you to India in 2012.

Loretta Mayer

Yes.

Steve DeVol

I was wondering if you are having any success or any research with the dog population with your product.

Loretta Mayer

Well, Steve as you know, because we have travelled in India where the rabid dogs are a terrible assault on the children of India. We have data that we collected on the Navajo Reservation relative to fertility controlling canines with one of our active ingredients. We have laid that to the side while we moved through this revenue in rodent. Pardon me, Steve, I will tell you though, personally, when I have a moment, that is my number one push. But I have a whole marketing department now, who primarily tells me where the market is, where the opportunities are.

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Steve DeVol

I am sure, you are very busy.

Loretta Mayer

Yes.

Steve DeVol

Well, thank you very much for the question and the answer and good to talk to you.

Loretta Mayer

Good to talk to you, Steve.

Company Representative

And Robert, I would like to turn it back to you for additional submitted questions.

Robert Blum

Thanks so much, William. We have a question here. We have been reading industry journals but haven’t seen too much other than rodenticide for rat control. Contrary to that, some scientific journals and general newspapers talk about birth control as the new way to control rat problems. What are plans to increase trade industry journal knowledge?

Tracy Eames

Yes, sure. I will take that. Right now, we have been starting our ad campaigns in industry journals that you may have heard of the PCT, QA PMP and POC awareness ads in those now, again trying to focusing on building awareness of ContraPest as an available solution. We are now shifting that also to education. So as you continue to watch those journals, you will see longer pieces that are primarily focused on more product education. In addition to that, as you’ve mentioned, our R&D and tech teams are continuing to submit to scientific journals, which will also be available as they publish.

Robert Blum

Alright. Thanks so much. With that, let’s see here any other…all right, we do have one other question here, I apologize. Would you demand whole model as your paramount source for revenue currently? What is the current status of some of your early studies such as Chicago, zoos, ranches et cetera?

Tracy Eames

Well, right now we are pretty fortunate. All of our initial customers who really started as hosts of research projects have all engaged with us to move forward to larger commercial opportunities. And I would say in the two large metropolitan areas, you will probably be seeing more from us and when we look at the zoos, they will be grouped in the animal sanctuary group and they are expanding. I think next quarter, I will be able to talk to you about some very well knows areas. But, right now I cannot do that. And ranches, that’s our protein production and we are moving forward there as well. But all of our original hosts have reengaged with us.

Robert Blum

Alright. Thanks so much Loretta and now we have hit the hour mark, so I would like to turn it back over for any closing remarks.

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CONCLUSION

Loretta Mayer

Thank you. I think this has been a really active discussion today and it’s exciting for us. We thank you for joining us and we look forward to speaking with you again in May, if not sooner. Thank you. Have a great evening.

Operator

And the conference has now concluded. Thank you for attending today’s’ presentation. You may now disconnect your lines.

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